EXHIBIT ITEM 23(j)


                        Consent of Independent Auditors

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CONSENT OF INDEPENDENT AUDITORS

Seligman Growth Fund, Inc.:

We consent to the incorporation by reference in this Post-Effective Amendment No. 80 to Registration Statement No. 2-10836 on Form N-1A of our report dated February 16, 2001, appearing in the Annual Report to Shareholders for the year ended December 31, 2000, and our report dated August 10, 2001, appearing in the Mid-Year Report to Shareholders for the six-months ended June 30, 2001, and to the references to us under the captions "Financial Highlights" in the Prospectus and "General Information - Auditors" in the Statement of Additional Information.




DELOITTE & TOUCHE LLP
New York, New York
November 28, 2001